 Exhibit 99.1

Island Breeze International, Inc. and Investor Set Funding Dates

BELLMAWR, NJ--(November 12, 2010) - Island Breeze International, Inc. (OTCBB: IBII), an entertainment cruise development company, has provided an update regarding the Securities Purchase Agreement and Joint Venture and Investment Agreement executed with an Investor on April 15, 2010.   Under these agreements, the Investor agreed to make a $600,000 equity investment in the Company and, subject to certain conditions, to lend up to an additional $14,400,000 to a newly formed subsidiary of the Company which would acquire and operate an overnight cruise vessel in East Asia.  The first tranche of the loans to the subsidiary is in the amount of $1,400,000, which together with the $600,000 equity investment would initially provide the Company with funding of $2,000,000.

We previously disclosed that we had received confirmation that the Investor intended to perform its initial obligations under the agreements on or before the end of September, 2010.   There have been ongoing discussions between the Company and the Investor regarding the timing of the initial $2,000,000 investment. The parties amended their agreements to establish specific dates by which the Investor will fund the initial $2,000,000 investment.  Under the amendment, the Investor will fund (i) the $600,000 equity investment as follows: $50,000 on or before November 12, 2010, $50,000 on or before November 19, 2010, $50,000 on or before December 3, 2010, and the remaining $450,000 on or before December 15, 2010 and (ii) the initial $1,400,000 loan on or before December 31, 2010.

Brad Prader, CEO of Island Breeze International states, “having confirmed dates for our investor’s funding provides the Company with a significant catalyst to move our proposed East Asian launch plans forward.”

Additional information with respect to the Company’s agreements with the Investor  is contained in the Company’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on April 22, 2010 and the Company’s Current Report on Form 8-K filed on the day of this press release.

ABOUT ISLAND BREEZE INTERNATIONAL, INC.

Island Breeze International, Inc. (OTCBB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating port locations in East Asia for the establishment of its initial operations.  Island Breeze International's corporate website is www.IslandBreezeInternational.comwww.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President & CEO
or

Steven G. Weismann
CFO
Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.com